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                                                                      EXHIBIT 99



                             FOR IMMEDIATE RELEASE

December 23, 1997                                   Contact: Carl A. Bruggemeier
                                                              (513) 241-9161


   Ciao Cucina Corporation announced today that due to delays in the opening of new restaurant units in 1997 and the poor performance of two of the Company's existing restaurants, which both have had a negative impact on cash flows, the Company plans to close the two under performing restaurant units in the first quarter of 1998 and immediately to intensify its other efforts to reduce corporate overhead.

     In an effort to reduce expenses, the Company is planning to relocate and reduce the size of its corporate headquarters and to reduce corporate staff to minimum levels until the Company is able to at least achieve positive cash flows. As part of this reduction in corporate overhead, the corporate staff has been reduced to seven employees, which includes the elimination of the position of Chief Operating Officer. Mr. Carl A. Bruggemeier, the Chief Executive Officer of the Company has resumed the responsibility for operations in addition to his other responsibilities as Chief Executive Officer and Chairman of the Board. The Chief Operating Officer has also resigned as a member of the Board of Directors of the Company.

     The Company is presently re-evaluating commitments for future restaurant locations, as well as evaluating its lease commitments for locations which are already open. The Company is also seeking additional financing.

     The Cleveland project, which will be a 5,700 square foot restaurant and an 11,500 square foot banquet facility, is under construction and is currently on schedule for the restaurant to open in late January 1998 and the banquet facility to open in February 1998.

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